EXHIBIT B – CERTIFICATION OF ADVISER PURSUANT TO RULE O-2(c)(1)

CORNERSTONE CAPITAL, INC.

I, Fern Thomas, do hereby certify that I am the duly appointed Chief Operating and Financial Officer of Cornerstone Capital, Inc. (the “Adviser”); that, with respect to the attached application for exemptive relief from certain provisions of the Investment Company Act of 1940 and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Adviser’s organizational documents have been taken and that I am fully authorized to sign and file the Application on behalf of the Adviser; and that the Board of Directors of the Adviser has adopted the following resolution on July 11, 2019, in accordance with its organizational documents:

RESOLVED, that that the appropriate officers of the Adviser be, and hereby are, authorized to file on behalf of the Adviser an application with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), exempting Capitol Series Trust (the “Trust”) and the Adviser from: (i) the provisions of Section 15(a) of the 1940 Act and Rule 18f-2 thereunder to permit the Adviser, subject to the supervision of the Trust’s Board of Trustees, to appoint new sub-advisers to a Trust series for which the Adviser serves as investment adviser (each a “Sub-Advised Series”) and to make material changes to the Sub-Advisory Agreements with the sub-advisers to the Sub-Advised Series without obtaining shareholder approval of the applicable Sub-Advised Series; and (ii) the disclosures required pursuant to Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A and Sections 6-07(2)(a)-(c) of Regulation S-X relating to sub-adviser compensation.

Dated: July 16, 2019

CORNERSTONE CAPITAL, INC.

By:	/s/ Fern Thomas
Fern Thomas
Chief Operating and Financial Officer